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                                   EXHIBIT 1


                    ACTION OF TRUSTEES UNDER CITY INVESTING
                      COMPANY LIQUIDATING TRUST AGREEMENT


          The undersigned, Trustees under City Investing Company Liquidating Trust Agreement (the "Trust Agreement") dated September 25, 1985, by and between City Investing Company and the undersigned, hereby take the following action pursuant to Section 6.2 (q) of the Trust Agreement:
          RESOLVED that, because of the Trust's inability to dispose of part of the Trust Estate in a commercially reasonable manner prior to September 25, 1996, the existence of the Trust is hereby extended until the earlier of (a) the complete distribution of the Trust Estate or (b) September 25, 1998, unless an earlier termination is required by the applicable laws of the State of Delaware or by the action of the Beneficiaries as provided in Section 4.2 of the Trust Agreement or a later termination is required by the Trustees pursuant to Section
6.2 (q) of the Trust Agreement.


          IN WITNESS WHEREOF, the undersigned have caused this action to be taken as of the 27th day of June 1996.



                                         Geo. T. Scharffenberger
                                         Trustee


                                         Eben W. Pyne
                                         Trustee


                                         Lester J. Mantell
                                         Trustee


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                                   EXHIBIT 2